EXHIBIT 99.2


                              STOCKHOLDER AGREEMENT

     THIS STOCKHOLDER AGREEMENT (this "Agreement") is made and entered into as of May 1, 2001, among Little Switzerland, Inc., a Delaware corporation (the "Company"), and the persons designated on Schedule I hereto as the Stockholders (individually, a "Stockholder" and collectively, the "Stockholders"). Schedule I may be amended from time to time to reflect any adjustment to the number of shares held by each Stockholder and to reflect the addition of new Stockholders.

                                    RECITALS

     A. The Stockholders are the owners of the outstanding shares of the common stock, par value $.01 per share (the "Common Stock"), of the Company described on Schedule I hereto.

     B. The Stockholders and the Company desire to set forth certain agreements regarding their future relationships and their rights and obligations with respect to the Common Stock.

     NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements contained herein and intending to be legally bound hereby, the parties hereto hereby covenant and agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

     SECTION 1.1 Definitions. Terms used in this Agreement in initial capital letters shall have the meanings set forth in this Section 1.1 or in the Sections of this Agreement referred to in this Section 1.1.

     "Accepting  Stockholders"  shall  have the  meaning  set  forth in  Section
2.3(b).

     "Adverse Rights" with respect to a share of Common Stock, means any and all covenants, conditions, restrictions, voting trust arrangements, liens, charges, encumbrances, security interests and any adverse claims or rights whatsoever, other than rights specifically created by this Agreement.

     "Affiliate" means, as to a Person, any other Person that, directly or indirectly, through one or more intermediaries controls, is controlled by or is under common control with the first-mentioned Person.

     "Agreement" shall have the meaning set forth in the Preamble.

     "Applicable Law" means with respect to any Person, any international, national, regional, federal, state or local treaty, statute, law, ordinance, rule, administrative action, regulation, order, writ, injunction, judgment, directive, decree or other requirement of any Governmental Authority, and any requirements imposed by common law or case law, applicable to such Person or any of its Affiliates or any of their respective properties, assets, officers, directors, employees, consultants or agents (in connection with their activities on behalf of such Person or one of its Affiliates).

     "Block Notice" shall have the meaning set forth in 2.3(a).

     "Board of Directors" means the Board of Directors of the Company.

     "Business Day" means any day other than a Saturday, Sunday, federal holiday or other day on which commercial banks in New York City are authorized or required to close under the laws of the State of New York.

     "Common Stock" shall have the meaning set forth in Recital A.

     "Company" shall have the meaning set forth in the Preamble.

     "Director" means a director of the Company.

     "Exempt Transfer" means (i) a Transfer by a Stockholder to an Affiliate of such Stockholder, provided, that the relevant transferee executes and delivers a Transferee Agreement; (ii) a Transfer or series of unrelated Transfers of shares which in the aggregate constitute less than 1% of the outstanding Common Stock of the Company at the time of such Transfer(s); or (iii) a bona fide pledge or hypothecation or similar encumbrance of shares by a Stockholder, provided that the beneficiary of such encumbrance is a commercial lender, and that such beneficiary executes and delivers a Transferee Agreement.

     "First Refusal Notice" shall have the meaning set forth in Section 2.3(a).

     "Governmental Authority" means any nation or government, any state or other political subdivision thereof or any entity, authority or body exercising executive, legislative, judicial or regulatory functions of or pertaining to government, including any governmental or regulatory authority, agency, department, board, commission or instrumentality, any court or tribunal.

     "Jewelcor" means collectively Seymour Holtzman, his siblings, spouse, lineal descendants and any trusts for the benefit of the foregoing, Jewelcor Management, Inc., a Nevada corporation, and its Affiliates; provided, however, that the foregoing definition shall not be deemed to constitute an admission that the foregoing persons are includable in any "group" as such term is defined in Rule 13d-3 promulgated under Section 13 of the Securities Exchange Act of 1934, as amended. "Jewelcor" shall not include Marc Holtzman, Steven Holtzman or Allison Holtzman Garcia.

     "Offer" and "Offeror"  shall have the meanings set forth in Section 2.3(a).

     "Offer Price" shall have the meaning set forth in Section 2.3(b).

     "Person" means an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization or other legal entity.

     "Right of First Refusal" " shall have the meaning set forth in Section 2.3(a).

     "SEC" means the United States Securities and Exchange Commission (or any successor entity thereto).

     "Securities  Act" means the  Securities  Exchange Act of 1933,  as amended.

     "Selling  Stockholder"  shall have the meaning set forth in Section 2.2(a).

     "Significant  Stockholder"  shall  have the  meaning  set forth in  Section
3.1(b).

     "Stockholder(s)"  shall  have  the  meaning  set  forth  in  the  Preamble.

     "Tag-Along  Stockholders"  shall  have the  meaning  set  forth in  Section
2.2(a).

     "Tag-Along  Notice"  shall have the  meaning  set forth in Section  2.2(b).

     "Tag-Along  Sale"  shall  have the  meaning  set forth in  Section  2.2(a).

     "Tiffany" means Tiffany & Co. International, a Delaware corporation, and its Affiliates.

     "Transfer" with respect to a share of Common Stock, means the sale, assignment, transfer, pledge, hypothecation, gift or other disposition whatsoever (other than a redemption by the Company) of such share, or the encumbrance or granting of any rights or interests whatsoever in or in respect of such share. "Transferee Agreement" means an agreement (i) in writing in form and substance reasonably satisfactory to the Company and Tiffany, (ii) executed by a proposed transferee of any of the shares of Common Stock of any Stockholder, (iii) delivered to the Company and the Stockholders, (iv) pursuant to which such transferee shall (a) agree to be bound by the terms and conditions of this Agreement and (b) be so bound.

                                   ARTICLE II

                          CERTAIN TRANSFER RESTRICTIONS

     SECTION 2.1 Restriction on Transfers of Common Stock. No Stockholder shall Transfer any shares of Common Stock except in accordance with the terms and provisions of this Agreement. Any purported Transfer in violation of this Agreement shall be null and void and of no force and effect and the purported transferees shall have no rights or privileges in or with respect to the Company or the shares of Common Stock purported to have been so Transferred. The Company shall refuse to recognize any such Transfer and shall not reflect on its records any change in record ownership of such shares of Common Stock purported to have been so transferred.

     SECTION 2.2 Tag-Along Rights. (a) Tag-Along Sales. If a Stockholder (the "Selling Stockholder"), at any time or from time to time, in one transaction or in a series of related transactions, enters into an agreement (whether oral or written) to sell its shares of Common Stock or any part thereof to any Person(s) (other than an Exempt Transfer) (a "Tag-Along Sale"), then each of the other Stockholders (the "Tag-Along Stockholders") shall have the right, but not obligation, to include in such Tag-Along Sale a portion of the total shares of Common Stock to be sold in such Tag-Along Sale equal to the number of shares of Common Stock derived by multiplying the total number of shares of Common Stock then owned by such Tag-Along Stockholder by a fraction, the numerator of which is equal to the number of shares of Common Stock that are to be purchased by the proposed purchaser and the denominator of which is the total number of shares of Common Stock owned by the Selling Stockholder prior to such sale, with the number of shares to be included by such Tag-Along Stockholders and Selling Stockholder in such Tag-Along Sale reduced pro rata by multiplying the number of shares of Common Stock that are to be purchased by the proposed purchaser by a fraction, the numerator of which is the number of shares of Common Stock owned by such Stockholder participating in such sale and the denominator of which is the aggregate number of shares of Common Stock outstanding, in each case immediately prior to the time of such Tag-Along Sale. Any such sales by the Tag-Along Stockholders shall be on the same terms and conditions (including, without limitation, price and form of consideration), as the proposed Tag-Along Sale by the Selling Stockholder; provided, however, that no Tag-Along Stockholder may be required to make any representation or warranty in connection with the Tag-Along Sale other than as to its ownership and authority to sell the shares of Common Stock proposed to be sold by it, free and clear of any and all Adverse Rights. Notwithstanding the foregoing, each Stockholder participating in a Tag-Along Sale pursuant to the terms of this Section 2.2 that breaches any of such representations and warranties shall severally bear its proportionate share (together with such other Stockholders who have also breached their representations and warranties) of any liability or obligation to indemnify the purchaser from and against liabilities arising from a breach of the representations and warranties given by such Stockholder. Each Tag-Along Stockholder participating in such Tag-Along Sale shall severally bear its pro rata share of the reasonable expenses of the Selling Stockholder in connection with the Tag-Along Sale, including the legal, accounting and investment banking fees and expenses associated with such Tag-Along Sale.

                  (b) Tag-Along Notice. The Selling Stockholder shall promptly (and in no event later than fifteen (15) days prior to the proposed consummation thereof) provide each Tag-Along Stockholder with written notice of any proposed Tag-Along Sale (the "Tag-Along Notice") in accordance with Section 2.4 hereof. In addition to the information required to be set forth by Section 2.4 hereof, such Tag-Along Notice shall set forth: (i) the name and address of the proposed purchaser of the shares of Common Stock included in the Tag-Along Sale; (ii) the proposed amount and form of consideration to be paid for such shares and the terms and conditions of payment offered by the proposed purchaser; and (iii) the number of shares of Common Stock the Selling Stockholder proposed to be sold in the event no other Stockholder elects to participate in the Tag-Along Sale.

     SECTION 2.3 Right of First Refusal. (a) If, at any time, a Stockholder receives a bona fide offer from a third party, other than (i) an Affiliate of such Stockholder or (ii) an underwriter in connection with a public offering, to purchase any or all of its shares of Common Stock (the "Offer") from a third party (the "Offeror") which the Stockholder wishes to accept (a "Selling Stockholder"), the Selling Stockholder shall cause the Offer to be reduced to writing and shall notify the other Stockholders in writing of its wish to accept the Offer (the "First Refusal Notice"). The Selling Stockholder's notice shall contain an irrevocable offer to sell such shares of Common Stock to the other Stockholders (in the manner set forth below) at a purchase price equal to the price contained in, and on the same terms and conditions of, the Offer (the "Right of First Refusal"), and shall be accompanied by a true copy of the Offer (which shall identify the Offeror). Notwithstanding anything herein to the contrary, a Stockholder which desires to sell shares of Common Stock in an ordinary broker's transaction shall be deemed to have received an offer from a third party at the then market price and the First Refusal Notice shall be amended accordingly to reflect the foregoing (and may be referred to more specifically as a "Block Notice")

     (b) At any time within 30 days after the date of the receipt of the First Refusal Notice (or 10 days after the date of the receipt of a Block Notice), the other Stockholders (sometimes referred to herein as the "Accepting Stockholders") shall have the right and option to purchase not less than all of the shares of Common Stock covered by the Offer at the same price (the "Offer Price") and on the same terms and conditions as the Offer by delivering a certified bank check or checks equal to the cash consideration and the cash equivalent in present value to any non-cash consideration, in each case as such consideration is set forth in the Offer, to the Selling Stockholder at the address of the Selling Stockholder against delivery of certificates or other instruments representing the shares of the Common Stock so purchased, appropriately endorsed by the Selling Stockholder. If more than one Stockholder wishes to exercise its Right of First Refusal hereunder, each such exercising Stockholder shall purchase the number of shares of Common Stock derived by multiplying the number of shares of Common Stock subject to the Offer by a fraction, the numerator of which is the number of shares of Common Stock owned by such exercising Stockholder and the denominator of which is the aggregate number of shares of Common Stock owned by all Accepting Stockholders, in each case as immediately prior to exercise. Each Accepting Stockholder shall bear its pro rata share of the reasonable expenses in connection with such sale, including the legal, accounting and investment banking fees and expenses associated with such sale.

     (c) If at the end of such 30-day period (or 10-day period in the case of a Block Notice), no Accepting Stockholder has tendered the purchase price for such shares in the manner set forth above, the Selling Stockholder may during the succeeding 60-day period (or 10-day period in the case of a Block Notice) sell not less than all of the shares of Common Stock covered by the Offer to the Offeror at a price and on terms no less favorable to the Selling Stockholder than those contained in the Offer. Promptly after such sale, the Selling Stockholder shall notify the Stockholders of the consummation thereof and shall furnish such evidence of the completion and time of completion of such sale and of the terms thereof as may reasonably be requested by the Company. If, at the end of the 60-day period (or 10-day period in the case of a Block Notice) following the expiration of the 30-day period (or 10-day period in the case of a Block Notice) for the Stockholders to purchase the Common Stock, the Selling Stockholder has not completed the sale of such shares of the Common Stock as aforesaid, all the restrictions on sale, transfer or assignment contained in this Agreement shall again be in effect with respect to such shares of the Common Stock.

     SECTION 2.4 Procedures. (a) Any tag-Along Notice or First Refusal Notice shall be effective if delivered within the applicable time period specified in this Article II, and shall specify the place, time and date for the delivery of and payment for the shares which are the subject of such notice, which delivery shall take place at the principal executive offices of the Company during normal business hours on a Business Day not fewer than five nor more than 15 calendar days after delivery of such notice. At the place, time and date so specified, the relevant Stockholder shall deliver certificates for such shares duly endorsed, or accompanied by written instruments of transfer duly executed by the relevant Stockholder, free and clear of any Adverse Rights. Any Tag-Along Notice or First Refusal Notice shall be deemed to have been received on the date of delivery thereof (if delivered by hand), on the third day after the mailing thereof (if mailed), on the next day after the sending thereof (if by overnight courier), and when receipt is confirmed if telecopied.

     (b) Valuation. Should the Offer Price be payable in property other than cash, shares of common stock traded on the New York Stock Exchange or NASDAQ - National Market System or evidences of indebtedness, the Accepting Stockholders shall have the right to pay the purchase price in the form of cash equal in amount to the value of such property. If the Selling Stockholder and the Accepting Stockholders cannot agree on such cash value within ten (10) days after the Accepting Stockholders' receipt of the First Refusal Notice, the valuation shall be made by an appraiser of recognized standing selected by the Selling Stockholder the Accepting Stockholders or, if they cannot agree on an appraiser within twenty (20) days after the American Arbitration Association, whose appraisal shall be determinative of such value. The cost of such appraisal shall be shared equally by the Selling Stockholder on the one hand, and the Accepting Stockholders, on the other hand. If at the time of the closing of the Accepting Stockholders' purchase would otherwise have expired but for the determination of the value of the purchase price offered by the prospective transferee(s), then such closing shall be held on or prior to the fifth business day after such valuation shall have been made pursuant to this subsection.

     (c) Exempt Transfers. The provisions of Sections 2.2 and 2.3 shall only apply to bona fide, third party sales by Stockholders and shall not apply to an Exempt Transfer.

     SECTION 2.5 Registration. Prior to any Transfer, the holder thereof shall give written notice to the Company of such holder's intention to effect such Transfer. Each such notice shall describe the manner and circumstances of the proposed Transfer in sufficient detail, and, if requested by the Company, shall be accompanied by either (i) a written opinion of legal counsel who is reasonably satisfactory to the Company, addressed to the Company and reasonably satisfactory in form and substance to the Company's counsel, to the effect that the proposed Transfer may be effected without registration under the Securities Act and applicable state securities laws, (ii) a "no action" letter from the SEC to the effect that the Transfer of such securities without registration under the Securities Act will not result in a recommendation by the staff of the SEC that action be taken with respect thereof or (iii) a combination of (i) and (ii) above, whereupon the holder of such shares of Common Stock shall be entitled to Transfer such shares in accordance with the terms of this Agreement and the notice delivered by the holder to the Company. Each certificate evidencing the shares of Common Stock Transferred as above provided shall bear the appropriate restrictive legend set forth in Section 3.3 hereof. Any purported Transfer in violation of this Section 2.5 shall be null and void and of no force or effect, and the Company shall not record any such Transfer on its stock transfer books.

                                   ARTICLE III

                           ADDITIONAL AGREEMENTS AMONG
                        THE STOCKHOLDERS AND THE COMPANY

     SECTION 3.1 Board of Directors. The Company agrees that it shall take all requisite action to ensure that the following shall occur and be continuing, and each Stockholder shall, at any meeting of the stockholders of the Company or in any other circumstance upon which a vote, consent or other approval is sought, vote (or cause to be voted) its shares of Common Stock so as to cause the following to occur and be continuing:

     (a) Article VII of the Company's Certificate of Incorporation shall not be amended other than in accordance with any of the items enumerated in this
Section 3.1.

     (b) The Chief Executive Officer of the Company shall be independent of any stockholder of the Company which beneficially owns in excess of 5% of the number of outstanding shares of capital stock of the Company at any time (a "Significant Stockholder").

     (c) The Company shall nominate the candidates for election as Directors of the Company as follows:

         (i) two persons designated by Tiffany, one as a Class I director and one as a Class II director;

         (ii) one person designated by Jewelcor as a Class III director;

         (iii) one person who is neither an officer nor an employee of the Company and who is also independent of any Significant Stockholder, which such person shall be reasonably acceptable to Tiffany and Jewelcor, as a Class II director; and

         (iv) the Chief Executive Officer of the Company as a Class I director, who shall initially be Robert L. Baumgardner, and his successor who shall also
be independent  of  any  Significant   Stockholder  and  who  shall  be
reasonably acceptable to Tiffany and Jewelcor.

     (d) Seymour Holtzman shall remain the Chairman of the Board of Directors through the 2002 annual meeting of the stockholders of the Company and until his successor is duly elected.

     (e) At least three Business Days prior to any regularly scheduled meeting of the Board of Directors, the Company shall distribute to all Directors a written agenda of the matters to be addressed at such meeting. Each Director shall have the unilateral right to add additional matters to any such agenda up until the time of, and during, such meeting.

     (f) Tiffany shall at all times designate the Chairman of the Audit Committee of the Board of Directors.

     (g) The Company will establish and maintain a Compensation Committee of the Board of Directors consisting of three directors, one of whom shall be a director designated by Tiffany, one of whom shall be the director designated by Jewelcor and one of whom shall be the independent director referred to in Section Section 3.1(c)(iii).

     (h) No material changes shall be made to the current business model of the Company without the unanimous written consent of all the Directors. A description of the current business model of the Company is attached as Schedule II hereto.

     (i) Nothing herein contained shall confer upon an individual who is a Stockholder the right as such to serve as a director, officer or employee of the Company.

     SECTION 3.2 Termination of Rights. The rights granted to each Stockholder under this Agreement shall terminate with respect to any Stockholder on the first day that such Stockholder ceases to own at least 50% of the number of shares of Common Stock owned by such Stockholder as of the date such Stockholder became a party to this Agreement (as adjusted for any stock splits, stock dividends or stock combinations).

     SECTION 3.3 Legend. (a) The certificates representing the shares of Common Stock owned by any Stockholder, including certificates issued by the Company upon any Transfer of such shares shall bear the following legend as well as any other legends required under any agreement or Applicable Law:

     THESE SECURITIES ARE SUBJECT TO THE TERMS AND CONDITIONS OF A STOCKHOLDER AGREEMENT DATED MAY 1, 2001 BY AND AMONG THE COMPANY AND CERTAIN STOCKHOLDERS OF THE COMPANY WHICH, AMONG OTHER THINGS, SUBSTANTIALLY RESTRICTS THE TRANSFERABILITY OF THESE SECURITIES. A COPY OF SUCH AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICE OF THE COMPANY. THE SALE, TRANSFER, OTHER DISPOSITION, AND VOTING OF SUCH SECURITIES IS SUBJECT TO THE TERMS OF SUCH AGREEMENT AND SUCH SECURITIES ARE TRANSFERABLE ONLY UPON PROOF TO THE COMPANY OF COMPLIANCE THEREWITH.

     (b) Any Stockholder who holds shares of Common Stock which do not bear the foregoing legend shall promptly tender such shares to the Company or its transfer agent so that such legend can be affixed to any such shares.

     SECTION 3.4 Reorganization. The provisions of this Agreement shall apply to any shares or other securities resulting from any stock split or reverse split, stock dividend, reclassification of the capital stock of the Company, consolidation or merger of the Company, and any shares or other securities of the Company or of any successor company which may be received by any of the Stockholders (and/or their respective successors, permitted assigns, legal representatives and heirs) by virtue of its ownership of Common Stock.

     SECTION 3.5 Further Assurances. Each party shall cooperate and take such action as may be reasonably requested by another party in order to carry out the provisions and purposes of this Agreement and the transactions contemplated hereby.

     SECTION 3.6 Remedies. In the event of a breach by any party to this Agreement of its obligations under this Agreement, any party injured by such breach, in addition to being entitled to exercise all rights granted by law, including recovery of damages, shall be entitled to specific performance of its rights under this Agreement. The parties agree that the provisions of this Agreement shall be specifically enforceable, it being agreed by the parties that the remedy at law, including monetary damages, for breach of any such provision will be inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at law would be adequate is hereby waived by each of the parties.

                                   ARTICLE IV

                                  MISCELLANEOUS

     SECTION 4.1. Counterparts. This Agreement may be executed in multiple counterparts, each of which will be deemed an original for all purposes and all of which will be deemed collectively to be one agreement. Execution may be effected by delivery of facsimiles of signature pages, followed by delivery of originals of such pages.

     SECTION 4.2. Waivers and Amendments. No amendment or waiver of any provision of this Agreement, nor consent to any departure therefrom, will be effective unless the same shall be in writing and signed by an officer of each party hereto, and then such waiver or consent will be effective only in the specific instance and for the specific purpose for which given. No failure on the part of a party hereto to exercise, and no delay in exercising, any right hereunder will operate as a waiver thereof; nor will any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies provided in this Agreement are cumulative and, unless otherwise expressly provided herein, not exclusive of any remedies provided by law.

     SECTION 4.3. Binding Effect. This Agreement will be binding upon and inure to the benefit of the parties and their respective heirs, executors, administrators, personal representatives, successors and permitted assigns. No party may assign his or its rights hereunder or any interest herein other than pursuant to a Transferee Agreement or an Exempt Transfer.

     SECTION 4.4. Severability. If one or more provisions of this Agreement are held to be unenforceable to any extent under Applicable Law, such provision shall be interpreted as if it were written so as to be enforceable to the maximum extent permitted by law so as to effectuate the parties' intent to the maximum extent, and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms to the maximum extent permitted by Applicable Law.

     SECTION 4.5. Exhibits and Schedules. The Exhibits and Schedules from time to time attached hereto or referred to herein are incorporated herein and made a part hereof for all purposes. As used herein, the expression "this Agreement" includes such Exhibits and Schedules.

     SECTION 4.6. GOVERNING LAW. This Agreement, the transactions contemplated hereby the rights and obligations of the parties hereto, and any disputes or controversies arising therefrom shall be governed by and construed and enforced in accordance with the laws of the State of New York, without regard to its principles of conflict of laws that would provide for the application of any other law.

     SECTION 4.7. Captions. The captions, headings and arrangements used in this Agreement are for convenience only and do not in any way affect, limit or amplify the provisions hereof.

     SECTION 4.8. Entirety. This Agreement contains the entire agreement and understanding between the parties with respect to the matters addressed herein and supersedes all prior representations, inducements, promises or agreements, oral or otherwise, which are not embodied herein.

     SECTION 4.9. Third Party Beneficiaries. Nothing contained herein, express or implied, is intended to confer upon any person or entity other than the parties and their heirs, executors, administrators, personal representatives, successors and permitted assigns any rights or remedies under or by reason of this Agreement, except as otherwise expressly provided in this Agreement.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement the day and year first above written.


                               COMPANY:


                               LITTLE SWITZERLAND, INC., a Delaware corporation


                               By: /s/ Robert L. Baumgardner
                                   --------------------------------------------
                                   Name:  Robert L. Baumgardner
                                   Title: President


                              STOCKHOLDERS:

                              TIFFANY & CO INTERNATIONAL, a Delaware corporation

                                By: /s/ Patrick B. Dorsey
                                    -------------------------------------------
                                    Name: Patrick B. Dorsey
                                    Title: Vice President and Secretary


                                JEWELCOR MANAGEMENT, INC., a Nevada corporation


                                By: /s/ Seymour Holtzman
                                    -------------------------------------------
                                    Name:  Seymour Holtzman

                                   SCHEDULE I
                                  STOCKHOLDERS

                                Seymour Holtzman

                                   SCHEDULE II
                             CURRENT BUSINESS MODEL